EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners Reports Second Quarter 2011 Results
Houston, Texas - August 5, 2011 - For the three and six months ended June 30, 2011, Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) reported a net loss of $6.9 million and $9.1 million, respectively, compared with net income of $58.4 million and $117.2 million for the same periods in 2010, respectively. For the three and six months ended June 30, 2011, affiliate revenues decreased $57.3 million and $116.5 million, respectively, primarily as a result of the assignment of the terminal use agreement (“TUA”) from Cheniere Marketing, LLC (“Cheniere Marketing”) to Cheniere Energy Investments, LLC (“Cheniere Investments”), our wholly owned subsidiary, which required us to eliminate for consolidated reporting purposes the TUA revenues under this contract to Sabine Pass LNG, L.P. (“Sabine Pass”), our wholly owned subsidiary. The assignment is not expected to have an impact on distributable cash flows available for common unitholders.
Overview of Significant 2011 Events

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In January 2011, Sabine Pass Liquefaction, LLC ("Sabine Liquefaction") and Sabine Pass, our wholly owned subsidiaries, submitted an application to the FERC requesting authorization to site, construct and operate liquefaction and export facilities at the Sabine Pass LNG terminal; and

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In May 2011, Sabine Liquefaction received an order from the U.S. Department of Energy ("DOE") with authorization to export domestically produced natural gas from the Sabine Pass LNG terminal as LNG to any country that has, or in the future develops, the capacity to import LNG and with which trade is permissible.

2011 Results

Cheniere Partners reported income from operations of $36.9 million and $78.1 million for the three and six months ended June 30, 2011, compared to income from operations of $102.0 million and $203.7 million for the comparable periods in 2010.
Total revenues for the three and six months ended June 30, 2011, were $73.6 million and $148.1 million, respectively, compared to total revenues of $129.8 million and $260.5 million for the comparable periods in 2010. Revenues primarily include capacity payments received from customers in accordance with their TUAs and incremental revenues from tug services and re-export fees. Revenues from affiliates for the three and six months ended June 30, 2011, decreased by $57.3 million and $116.5 million, respectively, when compared to the comparable periods in 2010 due to the assignment of Cheniere Marketing's TUA to Cheniere Investments, partially offset by revenues from the variable capacity rights agreement ("VCRA") with Cheniere Marketing.
Total operating costs and expenses for the three and six months ended June 30, 2011, were $36.7 million and $70.0 million, respectively, compared to $27.8 million and $56.8 million for the comparable periods in 2010. Development expense (including affiliate) increased $11.3 million and $18.5 million for the three and six months ended June 30, 2011, respectively, compared to the comparable periods in 2010, primarily due to expenses related to the proposed liquefaction project. Operating and maintenance expenses (including affiliate) decreased $1.9 million and $4.7 million for the three and six months ended June 30, 2011, respectively, compared to the comparable periods in 2010, primarily due to decreased fuel costs as a result of efficiencies in our LNG inventory management.
Liquefaction Project
We continue to make progress on our project to add liquefaction services at the Sabine Pass LNG terminal. The project is being designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.0 mtpa. We anticipate LNG export from the Sabine Pass LNG terminal could commence as early as 2015, and may be constructed in phases, with each LNG train commencing operations approximately six to nine months after the previous LNG train.

We intend for Sabine Liquefaction to enter into long-term contracts for at least 3.5 mtpa (approximately 0.5 Bcf/d) per LNG train, before reaching a final investment decision regarding the development of the LNG trains. We are in the process of negotiating definitive agreements with a number of potential customers.

We will contemplate making a final investment decision to commence construction of the liquefaction project upon, among other things, entering into acceptable commercial arrangements, receiving regulatory authorization to construct and operate the liquefaction assets and obtaining adequate financing.

Summary Liquefaction Project Timeline

Milestone	Estimated Completion
Enter into definitive agreements	2H2011
EPC contract	2H2011
Financing commitments	2H2011
FERC construction authorization	2012
Commence construction	2012
Commence operations	2015

Distributions
For the quarters ended on and after June 30, 2010, Cheniere Partners paid the initial quarterly distribution of $0.425 to all common unitholders and 2% of the distributions to the general partner but did not make any distributions to the subordinated unitholders. Cash available for distributions to the common unitholders and the general partner is supported by payments made by Total and Chevron for their capacity under their TUAs.
The subordinated units will receive distributions only to the extent we have available cash above the minimum quarterly distributions required for our common unitholders and general partner along with certain reserves. Such available cash could be generated through new business development or fees received from Cheniere Marketing under the VCRA whereby Cheniere Marketing will pay Cheniere Investments 80% of the gross margin for each cargo it delivers to the Sabine Pass LNG terminal.

2011 Distributions
Cheniere Partners estimates that its annualized distribution to common unitholders for fiscal year 2011 will be $1.70 per unit. Cheniere Partners will pay a cash distribution per common unit of $0.425 to unitholders of record as of August 1, 2011, and the related general partner distribution on August 12, 2011.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. The terminal has sendout capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe. Cheniere Partners is developing a project to add liquefaction and export capabilities to the existing infrastructure at the Sabine Pass LNG terminal. Additional information about Cheniere Partners may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal business and liquefaction project. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011 (2)	2010 (2)	2011 (2)	2010 (2)
Revenues
Revenues	$67,177	$66,004	$136,845	$132,831
Revenues—affiliate	6,432	63,760	11,213	127,711
Total revenues	73,609	129,764	148,058	260,542

Expenses
Operating and maintenance expense	3,904	6,168	9,590	14,242
Operating and maintenance expense—affiliate	3,519	3,085	6,111	6,150
Depreciation expense	10,743	10,561	21,480	21,124
Development expense	11,163	407	17,780	613
Development expense—affiliate	958	365	1,823	485
General and administrative expense	1,430	2,059	3,201	3,799
General and administrative expense—affiliate	4,960	5,142	10,015	10,415
Total expenses	36,677	27,787	70,000	56,828
Income from operations	36,932	101,977	78,058	203,714

Other income (expense)
Interest expense, net	(43,399)	(43,648)	(86,796)	(87,125)
Derivative gain (loss), net	(448)	(44)	(448)	461
Other	47	86	108	145
Total other expense	(43,800)	(43,606)	(87,136)	(86,519)
Net income (loss)	$(6,868)	$58,371	$(9,078)	$117,195

Basic and diluted net income per common unit	$0.32	$0.43	$0.66	$0.85

Basic and diluted net income (loss) per subordinated unit	$(0.11)	$0.34	$(0.20)	$0.68

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	26,754	26,416	26,592	26,416
Weighted average number of subordinated units outstanding used for basic and diluted net income (loss) per subordinated unit calculation	135,384	135,384	135,384	135,384

	As of June 30,	As of December 31,
	2011 (3)	2010 (3)
Cash and cash equivalents	$55,327	$53,349
Restricted cash and cash equivalents	13,732	13,732
LNG Inventory	437	1,212
Other current assets (4)	8,657	10,360
Non-current restricted cash and cash equivalents	82,394	82,394
Property, plant and equipment, net	1,533,799	1,550,465
Debt issuance costs, net	19,831	22,004
Other assets	12,468	9,976
Total assets	$1,726,645	$1,743,492

Current liabilities (4)	$55,444	$52,134
Long-term debt, net of discount	2,190,071	2,187,724
Deferred revenue, including affiliate	39,766	39,313
Other liabilities (4)	322	329
Total partners' deficit	(558,958)	(536,008)
Total liabilities and partners' deficit	$1,726,645	$1,743,492

(1)	Please refer to Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the period ended June 30, 2011, filed with the Securities and Exchange Commission.

(2)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three and six months ended June 30, 2011 and 2010.

(3)	Consolidated balance sheets of Cheniere Energy Partners, L.P. and its consolidated subsidiaries.

(4)	Amounts include transactions between Cheniere Partners and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Christina Burke, 713-375-5100
Media: Diane Haggard, 713-375-5259